                                                                    Exhibit 99.1

For immediate release
---------------------

                           AVANEX AND OPLINK TO MERGE

                    COMBINATION CREATES A LEADING PROVIDER OF
                   OPTICAL SUBSYSTEMS, MODULES AND COMPONENTS


Fremont, CA, and San Jose, CA - March 19, 2002

Avanex Corporation (NASDAQ: AVNX) a global pioneer of cost-effective, high-performance photonic processing subsystem and module solutions, and Oplink Communications, Inc. (NASDAQ: OPLK) a leading provider of innovative optical modules and components, today jointly announced that they have signed a definitive agreement to combine in a strategic merger of equals. The all-stock transaction, which has been approved by the board of directors of each company, creates a premier provider of optical subsystems, modules and components for communications applications. The combined company, which will be known as Avanex, will be headquartered in Fremont, California.

The merger strengthens the combined company's position as a premier strategic partner for optical networking equipment companies and carriers around the world. The combined company will provide a broad product portfolio, enabling it to supply a comprehensive range of solutions to a more diverse customer base. The combination of Avanex's renowned technology development leadership with Oplink's optical component design strength and offshore manufacturing operations will enable the combined company to rapidly introduce innovative, cost-effective, next-generation products.

Paul Engle, President and Chief Executive Officer of Avanex, who will be Co-Chairman, President and Chief Executive Officer of the combined company, said: "This transaction is about creating a winning platform for the future. By combining Avanex's leading-edge technology solutions with Oplink's broad range of passive components and low cost manufacturing capabilities, we are creating a new entity that will be a formidable competitor in our industry."

Fred Fromm, Chief Executive Officer of Oplink, who will be a Director of the combined company said: "We strongly believe that the combination of our two companies creates a powerful force in our industry. I also believe that there is a strong cultural fit between our two companies. We both share similar entrepreneurial cultures and many close professional and personal connections between our employees."

Paul Engle concluded: "Over the course of our discussions with Fred Fromm and his team, I've become convinced that a combination of our companies is in the best interests of our stockholders, customers, employees and suppliers. The potential for synergies arising from this transaction is substantial, providing immediate opportunities for cost reductions while also providing potential for incremental sales due to access to expanded sales channels and new customers for existing products. Our goal is clear: to become the leading supplier of optical subsystems, modules and components, bar none. I firmly believe that the combination of our two companies provides us with the opportunity to realize this goal."

The merged company will have a strong balance sheet providing the resources required to fund internal development projects while maintaining an active acquisition program. Combined pro forma cash and cash equivalents were approximately $430 million as of December 31, 2001. The companies expect the transaction will generate net cost savings of roughly $15 million in the first full year following completion of the transaction.

The combined company will have a world-class leadership team building on the best of both companies. Paul Engle will be Co-Chairman, President and CEO. Joe Liu, Chairman of Oplink, will be Co-Chairman of the combined company. Fred Fromm, President and CEO of Oplink, will act as an advisor to the company through the transition period and serve as a member of the board of directors of the new company. The new company's board of directors will be composed of nine members: four current Avanex directors, including Avanex's CEO; four current Oplink directors, including Oplink's Chairman and current CEO; and a ninth independent to be elected by the Board of the new company.

Under the terms of the definitive agreement, Oplink stockholders will receive
0.405344 of a share of Avanex common stock in exchange for each share of Oplink common stock. After the merger is completed, on a fully diluted basis, Avanex's and Oplink's stockholders will each own approximately 50% of the combined company. Based on the stock price on March 18, 2002, the value of the combined companies' market capitalization is approximately $610 million.

The merger is intended to qualify as a tax-free reorganization and is expected to close by June 30, 2002. It is subject to approval by Avanex and Oplink stockholders and customary closing conditions including obtaining necessary regulatory approvals.

UBS Warburg LLC is acting as exclusive financial advisor to Avanex with regard to the transaction, and Credit Suisse First Boston Corporation is acting as exclusive financial advisor to Oplink.

Conference Call
---------------

Avanex and Oplink will host a joint conference call scheduled today, March 19, at 4:00 p.m. EST. The number for the conference call is 888-606-7041. The password is "Photonics." A replay of the conference call will be available through March 26, 2002 at 800-879-0962.

For those individuals attending the Optical Fiber Communications conference in Anaheim, California, the conference call will be hosted and transmitted from Room 212-A at the Anaheim Convention Center, starting at 4:00 p.m. EST.

About Avanex
------------

         Avanex designs, manufactures and markets photonic processors for the communications industry. Avanex's photonic processors offer communications service providers and optical systems manufacturers greater levels of performance and miniaturization, reduced complexity and increased cost-effectiveness as compared to current alternatives.

         Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. In addition to a development and manufacturing facility in Fremont, the Company also maintains The Photonics CenterTM in Richardson, Texas.

         To learn more about Avanex, visit its web site at: www.Avanex.com.

About Oplink
------------

         Oplink designs, manufactures and markets fiber optic networking components and integrated optical subsystems that expand optical bandwidth, amplify optical signals, monitor and protect wavelength performance and redirect light signals within an optical network. Oplink offers a broad line of products that increase the performance of optical networks and enable service providers and optical system manufacturers to provide flexible and scalable bandwidth to support the exponential increase of data traffic on the Internet. The Company supplies products worldwide to telecommunications equipment providers.

         Oplink was incorporated in 1995 and is headquartered in San Jose, California. The company's primary manufacturing facility is in Zhuhai, China. Oplink also has a research and development facility in Shanghai, China.

         To learn more about Oplink, visit its web site at: www.Oplink.com.

Forward-looking Statements
--------------------------

This press release contains forward-looking statements, including forward-looking statements regarding the amount and timing of synergies that may be achieved in connection with the Merger, the strength of the combined company's balance sheet, the degree to which the combined company will alter the competitive landscape in its industry, prevailing market conditions and the combined company's ability to successfully introduce new products. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include the possibility that the Merger may not close, the failure by the combined company to retain key employees, the failure of the combined company to manage the cost of integrating the two companies and effectively integrate the two companies, general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the combined company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, higher than anticipated expenses the combined company may incur in future quarters or the inability to identify expenses which can be eliminated, and the impact of the combined company's restructuring on its ability to achieve increased efficiencies in its operations. In addition, please refer to the risk factors contained in each of Avanex's and Oplink's SEC filings including, without limitation, Avanex's most recent Quarterly Report on Form 10-Q filed with the SEC on February 11, 2002, and Oplink's most recent Quarterly Report on Form 10-Q filed with the SEC on February 13, 2002.

Neither Avanex nor Oplink undertakes any obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional information about the merger and where to find it
------------------------------------------------------------

Avanex intends to file a registration statement on Form S-4 in connection with the transaction, and Avanex and Oplink intend to mail a joint proxy statement/prospectus to their respective stockholders in connection with the transaction. Investors and security holders of Avanex and Oplink are urged to read the joint proxy statement/prospectus when it becomes available because it will contain important information about Avanex, Oplink and the transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) at the SEC's web site at WWW.SEC.GOV. A free copy of the joint proxy statement/prospectus may also be obtained (when it is available) from Avanex and Oplink. In addition to the registration statement on Form S-4 to be filed by Avanex in connection with the transaction, and the joint proxy statement/prospectus to be mailed to the stockholders of Avanex and Oplink in connection with the transaction, each of Avanex and Oplink file annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC's other public reference rooms. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by Avanex and Oplink with the SEC are also available for free at the SEC's web site at WWW.SEC.GOV. A free copy of these reports, statements and other information may also be obtained from Avanex and Oplink.

Avanex's executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Avanex and Oplink in favor of the Merger. A description of the interests of Avanex's executive officers and directors in Avanex is set forth in the proxy statement for Avanex's 2001 Annual Meeting of Stockholders, which was filed with the SEC on September 17, 2001. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Avanex's executive officers and directors in the Merger by reading the joint proxy statement/prospectus filed with the SEC when it becomes available.

Oplink's executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Oplink and Avanex in favor of the Merger. A description of the interests of Oplink's executive officers and directors in Oplink is set forth in the proxy statement for Oplink's 2001 Annual Meeting of Stockholders, which was filed with the SEC on October 5, 2001. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Oplink's executive officers and directors in the Merger by reading the joint proxy statement/prospectus filed with the SEC when it becomes available.


Contact Information:

Investor Relations                                                     Media
------------------                                                     -----
Mark Weinswig                                                  Tony Florence
Avanex                                                                Avanex
Phone: 510-897-4344                                     Phone:  510-897-4162
Fax:  510-897-4345                                         Fax: 510-979-0198
e-mail: mark_weinswig@Avanex.com            e-mail: tony_florence@Avanex.com
        ------------------------                    ------------------------


Erica Abrams                                                    Teresa Novak
the blueshirt group                                    Oplink Communications
Phone: 415 217-7722                                      Phone: 408-965-7225
e-mail: erica@blueshirtgroup.com                   e-mail: tnovak@Oplink.com
        ------------------------                           -----------------